UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2011

SABRA HEALTH CARE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34950	27-2560479
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18500 Von Karman, Suite 550 Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (888) 393-8248

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Second Quarter 2011 Preliminary Results

Based on a preliminary assessment of the results of operations of Sabra Health Care REIT, Inc. (the “Company”), the Company expects to report total revenues of $18.8 million for the three months ended June 30, 2011, which the Company expects will consist of $18.6 million of rental income and $0.2 million of interest income, compared to total revenues of $17.6 million for the three months ended March 31, 2011, which consisted of $17.6 million of rental income and $40,000 of interest income. In addition, based on the Company’s preliminary assessment of its results of operations, the Company expects to report depreciation and amortization expenses of $6.3 million, interest expense of $7.5 million, which includes costs of borrowings plus the amortization of deferred financing costs, and general and administrative expenses of $2.9 million for the three months ended June 30, 2011. For the three months ended March 31, 2011, the Company incurred depreciation and amortization expenses of $6.1 million, interest expense of $7.6 million, and general and administrative expenses of $2.7 million. Based on these preliminary assessments, the Company expects to report net income of $2.1 million ($0.08 per diluted share) for the three months ended June 30, 2011, compared to $1.2 million ($0.05 per diluted share) for the three months ended March 31, 2011; funds from operations (“FFO”) of $8.4 million ($0.33 per diluted share) for the three months ended June 30, 2011, compared to FFO of $7.3 million ($0.29 per diluted share) for the three months ended March 31, 2011; and adjusted funds from operations (“AFFO”) of $10.3 million ($0.40 per diluted share) for the three months ended June 30, 2011, compared to AFFO of $9.1 million ($0.35 per diluted share) for the three months ended March 31, 2011. The preliminary information for the three months ended June 30, 2011 reflects the impact on the Company’s results of operations from the acquisition of Texas Regional Medical Center at Sunnyvale on May 3, 2011, which the Company expects to include $1.1 million of rental income and $0.2 million of depreciation and amortization expense.

The Company believes that net income as defined by generally accepted accounting principles (“GAAP”) is the most appropriate earnings measure. The Company also believes that FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and AFFO (and related per share amounts) are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding non-cash revenues (including straight-line rental income adjustments and amortization of acquired above/below market lease intangibles), non-cash expenses (including stock-based compensation expense and amortization of deferred financing costs) and acquisition pursuit costs. The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, and, for AFFO, by excluding non-cash revenues (including straight-line rental income adjustments and amortization of acquired above/below market lease intangibles), non-cash expenses (including stock-based compensation expense and amortization of deferred financing costs) and acquisition pursuit costs, FFO and AFFO can help investors compare the Company’s operating performance between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent net income or cash flows from operations as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s operating performance or liquidity. FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than the Company does.

The following table reconciles FFO and AFFO for the three months ended June 30, 2011 and March 31, 2011 to net income, the most directly comparable GAAP financial measure, for the same periods (in thousands, except share and per share amounts; information provided for the three months ended June 30, 2011 is preliminary):

	Three Months Ended June 30, 2011	Three Months Ended March 31, 2011
Net income	$2,087	$1,248
Depreciation and amortization of real estate assets	6,290	6,086

FFO	8,377	7,334
Acquisition pursuit costs	224	87
Stock-based compensation expense	1,335	1,142
Straight-line rental income adjustments	(128)	—
Amortization of deferred financing costs	500	495

AFFO (1)	$10,308	$9,058

Diluted FFO per common share	$0.33	$0.29

Diluted AFFO per common share	$0.40	$0.35

Weighted-average number of common shares outstanding, diluted
Net income and FFO	25,226,179	25,211,585

AFFO	25,480,729	25,694,787

(1)	AFFO does not include adjustments to FFO for amortization of acquired above/below market lease intangibles as such item is not applicable for the periods presented.

The foregoing results for the three months ended June 30, 2011 are preliminary and represent the most current information available to management. The Company’s actual results may differ from these preliminary results due to the completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between the date of this Form 8-K and the time that financial results for the three months ended June 30, 2011 are finalized.

The preliminary financial data included in this Form 8-K has been prepared by and is the responsibility of the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

ITEM 8.01	OTHER EVENTS

Purchase and Sale Agreement for the SNF Portfolio

As previously reported, on July 8, 2011, the Company entered into an agreement to purchase (the “Purchase Agreement”) four skilled nursing facilities from Peninsula Healthcare Services, LLC; Broadmeadow Investment LLC; Capitol Nursing & Rehabilitation Center, L.L.C.; and Pike Creek Healthcare Services LLC (collectively, the “Sellers”). The four skilled nursing facilities—Broadmeadow Healthcare, Capitol Healthcare, Pike Creek Healthcare and Renaissance Healthcare (the “SNF Portfolio”)—are located in Delaware, range in age from two to 15 years and have a combined total of 500 beds. In connection with the proposed acquisition, the Company, through an indirect wholly owned subsidiary, expects to enter into one or more new 15-year triple-net lease agreements (collectively, the “Lease”) with the Sellers or one or more affiliates of the Sellers, which is expected to provide an initial yield on cash rent of 8.75%. The Lease is expected to provide annual rent escalations of 3.0% and two five-year renewal options resulting in annual lease revenues determined in accordance with GAAP of $10.6 million. None of the Sellers are affiliated with the Company or any of its subsidiaries. The Purchase Agreement is subject to customary conditions, including the satisfactory completion by the Company of its due diligence investigation. There can be no assurance that the Company will complete the acquisition.

Facility EBITDAR Coverage Ratio

Based on the anticipated first year’s cash rent due under the Lease, the SNF Portfolio has a Facility EBITDAR Coverage ratio of 1.67 for the twelve month period ended March 31, 2011. The Facility EBITDAR Coverage ratio is calculated by first determining EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) for the SNF Portfolio for the twelve month period ended March 31, 2011. Such EBITDAR is then adjusted by the Sellers to eliminate intercompany expenditures in order to result in Facility EBITDAR that is calculated in a manner substantially consistent with that of the Company’s other tenants and reflective of what the Sellers believe a standalone tenant operating the SNF Portfolio would report. Facility EBITDAR was then divided by the anticipated first year’s cash rent due under the Lease to result in the Facility EBITDAR Coverage ratio of 1.67.

Facility EBITDAR has limitations as an analytical tool. Facility EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, Facility EBITDAR does not represent a property’s net income or cash flow from operations and should not be considered an alternative to those indicators. However, the Company receives periodic financial information from tenants regarding the performance of the Company’s facilities under the tenant’s management. The Company utilizes Facility EBITDAR as a supplemental measure of the ability of those properties to generate sufficient liquidity to meet related obligations to the Company. All facility financial performance data was derived solely from information provided by the Sellers without independent verification by the Company. The Company has no reason to believe such information is inaccurate in any material respect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SABRA HEALTH CARE REIT, INC.

/s/ Harold W. Andrews, Jr.
Name:	Harold W. Andrews, Jr.
Title:	Executive Vice President, Chief Financial Officer and Secretary

Dated: July 19, 2011